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[SAUER DANFOSS LOGO]

FOR IMMEDIATE RELEASE
SEPTEMBER 21, 2000

SAUER-DANFOSS INC. ANNOUNCES THIRD QUARTER DIVIDEND OF $0.07
PER SHARE

AMES, IOWA, USA, SEPTEMBER 21, 2000--SAUER-DANFOSS INC. (NYSE: SHS; FSE: SAR), today announced that its board of directors has declared a cash dividend of $0.07 per share for the third quarter ended October 1, 2000. The dividend is payable on October 16, 2000, to stockholders of record as of October 2, 2000.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems and components for use primarily in applications of off-highway mobile equipment. Sauer-Danfoss, with approximately 6,500 employees worldwide and sales of about $840 million, has manufacturing and engineering capabilities in Europe, the United States and China, and principal business centers in Ames, Iowa, Neumunster, Germany, and Nordborg, Denmark. More details online at www.sauer-danfoss.com.


FOR FURTHER INFORMATION PLEASE CONTACT:
SAUER-DANFOSS INC.--INVESTOR RELATIONS

KENNETH D. MCCUSKEY           Sauer-Danfoss Inc.       Phone: (515) 239-6364
Vice-President -- Finance     2800 East 13th Street    Fax:   (515) 239-6443
                              Ames, Iowa, USA 50010 kmccuskey@sauer-danfoss.com

JOHN N. LANGRICK              Sauer-Danfoss Inc.       Phone: +49-4321-871-190
Director of Finance -- Europe Krokamp 35               Fax:   +49-4321-871-121
                              D-24539 Neumunster    jlangrick@sauer-danfoss.com


Internet: http://www.sauer-danfoss.com